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                                                                     EXHIBIT 4.7



                          AMCAST INDUSTRIAL CORPORATION





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                                FOURTH AMENDMENT
                               AND LIMITED WAIVER
                          Dated as of December 31, 1997



                                       to



                                 NOTE AGREEMENT
                          Dated as of September 1, 1989

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                       Re: $10,000,000 9.0% Senior Notes,
                             Due September 15, 1999










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                  FOURTH AMENDMENT AND LIMITED WAIVER AGREEMENT

         THIS FOURTH AMENDMENT AND LIMITED WAIVER AGREEMENT dated as of December 31, 1997 (the or this "Agreement"), to the Note Agreement dated as of September 1, 1989, is between AMCAST INDUSTRIAL CORPORATION, an Ohio corporation (the "Company"), and Principal Mutual Life Insurance Company (the "Noteholder"). Capitalized terms used in this Agreement and not defined herein shall have the meanings ascribed to such terms in the Note Agreement referred to below.

                                    RECITALS:

         A. The Company and the Noteholder have heretofore entered into a Note Agreement dated as of September 1, 1989, as amended pursuant to certain agreements dated as of January 26, 1990, October 1, 1990 and July 24, 1995 (as so amended, the "Note Agreement"), pursuant to which the Company has heretofore issued its 9.0% Senior Notes, due September 15, 1999, in the aggregate principal amount of $10,000,000 (the "Notes"). The Noteholder is the holder of 100% of the outstanding principal amount of the Notes.

         B. The Company has entered into that certain Credit Agreement dated as of August 14, 1997 (the "Credit Agreement"), with the banking institutions named therein (the "Banks") and Keybank National Association, as Agent (the "Agent"), pursuant to which the Banks have made available to the Company up to $200,000,000 aggregate principal amount in revolving credit facilities, which facilities have been guaranteed by certain Subsidiaries of the Company.

         C. Concurrently with the execution and delivery of the Credit Agreement and the guaranties of Subsidiaries given in connection therewith, and as a condition to the necessary consent of the Noteholder to the execution and delivery by the Company and its Subsidiaries of the same, the Company has heretofore caused to be executed and delivered certain guaranties of Subsidiaries in favor of the Noteholder (the "Subsidiary Guaranties") substantially in the form delivered in favor of the Banks in connection with the Credit Agreement.

         D. The Company and the Noteholder now desire to amend the Note Agreement in the respects, but only in the respects, hereinafter set forth in order to reflect certain agreements between the Company and the Noteholder arising in connection with the consummation of the Credit Agreement and the execution and delivery of the Subsidiary Guaranties.

         E. All requirements of law have been fully complied with and all other acts and things necessary to make this Agreement a valid, legal and binding instrument according to its terms for the purposes herein expressed have been done or performed.

         NOW, THEREFORE, upon the full and complete satisfaction of the conditions precedent to the effectiveness of this Agreement set forth in
Section 4.1 hereof, and in consideration of good



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and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Company and the Noteholder do hereby agree as follows:

SECTION 1.        AMENDMENTS.

         Section 1.1 Sections 6.6 through 6.13 of the Note Agreement shall be and are hereby deleted in their entirety and replaced with the following:

                  "Section 6.6. Consolidated Net Worth. The Company will at all times keep and maintain Consolidated Net Worth at an amount not less than (a) $90,000,000 plus (b) 25% of Consolidated Net Earnings computed on a cumulative basis for each of the elapsed fiscal years ending August 31, 1995 through August 31, 1997 plus (c) 50% of Consolidated Net Earnings computed on a cumulative basis for each of the elapsed fiscal years ending after August 31, 1997; provided that notwithstanding that Consolidated Net Earnings for any such elapsed fiscal year may be a deficit figure, no reductions as a result thereof shall be made in the sum to be maintained pursuant hereto.

                  Section 6.7. Maintenance of Consolidated Indebtedness The Company will not at any time permit Consolidated Indebtedness to exceed the percentage of Consolidated Total Capitalization set forth below during each of the periods indicated:

                                                PERCENTAGE OF CONSOLIDATED
                           PERIOD                  TOTAL CAPITALIZATION

                  September 1, 1997
                       through August 31, 1998              65%

                  September 1, 1998
                       through August 31, 1999              63%

                  September 1, 1999
                       and thereafter                       60%"

                  Section 6.8. Limitations on Consolidated Priority Indebtedness (a) The Company will not, and will not permit any Subsidiary to, create, assume or incur or in any manner be or become liable in respect of any Consolidated Priority Indebtedness, except:

                           (1) Consolidated Priority Indebtedness of the Company
                  and its Subsidiaries outstanding as of the Closing Date and reflected on Schedule II hereto, or any extension, renewal or refunding of any such Consolidated Priority Indebtedness; provided that (i) such extension, renewal or refunding of such Consolidated Priority Indebtedness shall be without increase in the


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                  principal amount thereof at the time of such extension,
                  renewal or refunding, (ii) in the case of secured Consolidated Priority Indebtedness, the related Lien shall attach solely to the same such property, and (iii) at the time of such extension, renewal or refunding and after giving effect thereto and to the application of the proceeds thereof, no Default or Event of Default would exist; and

                           (2) additional Consolidated Priority Indebtedness of
                  the Company and its Subsidiaries incurred after the Closing Date; provided that at the time of creation, issuance, assumption, guarantee or incurrence thereof and after giving effect thereto and to the application of the proceeds thereof:

                                    (i) no Default or Event of Default would
                           exist; and

                                    (ii) Consolidated Priority Indebtedness
                           would not exceed an amount equal to:

                                            (A) 30% of Consolidated Net Worth in
                                    the case of any determination made on or prior to August 31, 1999; and

                                            (B) 25% of Consolidated Net Worth in
                                    the case of any determination made after August 31, 1999."

                  (b) Any corporation which becomes a Subsidiary after the date hereof shall for all purposes of this Section 6.8 be deemed to have created, assumed or incurred at the time it becomes a Subsidiary all Indebtedness of such corporation existing immediately after it becomes a Subsidiary.

                  Section 6.9. Limitation on Liens. (a) The Company will not, and will not permit any Subsidiary to, create or incur, or suffer to be incurred or to exist, any Lien on its or their property or assets, whether now owned or hereafter acquired, or upon any income or profits therefrom, or transfer any property for the purpose of subjecting the same to the payment of obligations in priority to the payment of its or their general creditors, or acquire or agree to acquire, or permit any Subsidiary to acquire, any property or assets upon conditional sales agreements or other title retention devices, except:

                           (1) Liens for property taxes and assessments or
                  governmental charges or levies and Liens securing claims or demands of mechanics and materialmen, provided that payment thereof is not at the time required by Section 6.3;

                           (2) Liens of or resulting from any judgment or award,
                  the time for the appeal or petition for rehearing of which shall not have expired, or in respect of which the Company or a Subsidiary shall at any time in good faith be prosecuting an appeal or proceeding for a review and in respect of which a stay


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                  of execution pending such appeal or proceeding for review
                  shall have been secured;

                           (3) Liens incidental to the conduct of business or
                  the ownership of properties and assets (including Liens in connection with worker's compensation, unemployment insurance and other like laws, warehousemen's and attorneys' liens and statutory landlords' liens) and Liens to secure the performance of bids, tenders or trade contracts, or to secure statutory obligations, surety or appeal bonds or other Liens of like general nature, in any such case incurred in the ordinary course of business and not in connection with the borrowing of money, provided in each case, the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate actions or proceedings;

                           (4) minor survey exceptions or minor encumbrances,
                  easements or reservations, or rights of others for rights-of-way, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties, which are necessary for the conduct of the activities of the Company and its Subsidiaries or which customarily exist on properties of corporations engaged in similar activities and similarly situated and which do not in any event materially impair their use in the operation of the business of the Company, and the Company and its Subsidiaries, taken as a whole, or the value of such properties for the purpose of such business;

                           (5) Liens securing Indebtedness of a Subsidiary to
                  the Company or to another Wholly-owned Subsidiary;

                           (6) Liens existing as of November 8, 1995 and
                  described on Annex IV hereto and any extensions, renewals or replacements, in whole or in part, of any such Lien, provided that (i) such extension, renewal or replacement of Indebtedness shall be without increase in the principal amount remaining unpaid as of the date of such extension, renewal or replacement, (ii) such Lien shall attach solely to the same property theretofore subject to such Lien and (iii) after giving effect to any such extension, renewal or refunding and to the application of the proceeds thereof, no Default or Event of Default would exist;

                           (7) Liens created or incurred after November 8, 1995
                  given to secure the payment of the purchase price or cost of construction of property or assets useful and intended to be used in carrying on the business of the Company or a Subsidiary, including Liens existing on such property or assets at the time of acquisition thereof, whether or not such existing Liens were given to secure the payment of the purchase price of the property or assets to which they attach, provided that (i) except in connection with industrial development bond financings where applicable law shall otherwise require, the Lien shall attach solely to the property or assets acquired, purchased or constructed, (ii) such Lien shall have been created or incurred within 180 days of the date of


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                  acquisition or purchase or of completion of construction, as the case may be, (iii) at the time of acquisition or purchase or the date of completion of construction, as the case may be, the aggregate amount remaining unpaid on all Indebtedness secured by Liens on such property or assets, whether or not assumed by the Company or a Subsidiary, shall not exceed fair market value at the time of acquisition or purchase or the date of completion of the construction of such property or assets (as determined in good faith by the Board of Directors of the Company) and (iv) at the time of creation, issuance, assumption, guarantee or incurrence of the Indebtedness relating to such Lien and after giving effect thereto and to the application of the proceeds thereof, no Default or Event of Default would exist;

                           (8) Liens affixed on real or personal property
                  existing (i) at the time of acquisition thereof, whether or not the Indebtedness secured thereby is assumed by the Company or any of its Subsidiaries, or (ii) on the property or outstanding shares of a corporation at the time such corporation is merged into or consolidated with the Company or a Subsidiary or at the time of a sale, lease or other disposition of the properties or outstanding shares or Indebtedness of a corporation or firm as an entirety to the Company or a Subsidiary; provided that (A) the amount of Indebtedness secured by such Liens shall not exceed an amount equal to the fair market value of such real or personal property (as determined in good faith by the Board of Directors of the Company) and (B) at the time of the creation, issuance, assumption, guarantee or incurrence of the Indebtedness relating to any such Lien and after giving effect thereto and to the application of the proceeds thereof, no Default or Event of Default would exist; and

                           (9) Liens created or incurred after November 8, 1995
                  given to secure Indebtedness of the Company or any Subsidiary in addition to the Liens permitted by the preceding clauses
                  (1) through (8) hereof, provided that all Indebtedness secured by such Liens shall have been incurred within the limitations provided in Section 6.8(a)(2).

                  (b) If at any time the Company is requested by any holder of Indebtedness of the Company or any Subsidiary to grant a Lien (other than a Lien expressly permitted by Section 6.9(a)) on any of the property or assets of the Company or any of its Subsidiaries as security for the payment of such Indebtedness, then and in such event the Company shall at least ten Business Days prior to the granting of any such Lien so notify the holders of the Notes and, concurrently with the granting of such Lien, the Company shall, in a manner satisfactory to the Requisite Holders, equally and ratably secure the Notes with the such Indebtedness under and pursuant to a mortgage, security agreement or other agreement securing such Indebtedness and pursuant to an intercreditor agreement to be entered into by the holder or holders of such Indebtedness with the holders of the Notes confirming such equal and ratable security of the such Indebtedness and the Notes, and the Company shall furnish to the holders of the Notes on the date of the creation or incurrence of such Lien an opinion of

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         independent counsel (which independent counsel shall be satisfactory to the Requisite Holders) to such effect and otherwise in form and substance satisfactory to the Requisite Holders.

                  Section 6.10. Mergers, Consolidations and Sales of Assets: (a) The Company will not, and will not permit any Subsidiary to, consolidate with or be a party to a merger with any other Person, or sell, lease or otherwise dispose of all or substantially all of its assets; provided that:

                           (1) any Subsidiary may merge or consolidate with or
                  into the Company or any Wholly-owned Subsidiary so long as in any merger or consolidation involving the Company, the Company shall be the surviving or continuing corporation;

                           (2) the Company may consolidate or merge with or into
                  any other corporation if (i) the corporation which results from such consolidation or merger (the "surviving corporation") is organized under the laws of any state of the United States or the District of Columbia, (ii) the due and punctual payment of the principal of and premium, if any, and interest on all of the Notes, according to their tenor, and the due and punctual performance and observation of all of the covenants in the Notes and this Agreement to be performed or observed by the Company are expressly assumed in writing by the surviving corporation and the surviving corporation shall furnish to the holders of the Notes an opinion of counsel satisfactory to such holders to the effect that the instrument of assumption has been duly authorized, executed and delivered and constitutes the legal, valid and binding contract and agreement of the surviving corporation enforceable in accordance with its terms, except as enforcement of such terms may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and by general equitable principles, and (iii) at the time of such consolidation or merger and immediately after giving effect thereto, no Default or Event of Default would exist;

                           (3) the Company may sell or otherwise dispose of all
                  or substantially all of its assets (other than stock and Indebtedness of a Subsidiary, which may only be sold or otherwise disposed of pursuant to Section 6.10(c)) to any Person for consideration which represents the fair market value of such assets (as determined in good faith by the Board of Directors of the Company, a copy of which determination, certified by the Secretary or an Assistant Secretary of the Company, shall have been furnished to the holders of the Notes) at the time of such sale or other disposition if (i) the acquiring Person is a corporation organized under the laws of any state of the United States or the District of Columbia,
                  (ii) the due and punctual payment of the principal of and premium, if any, and interest on all the Notes, according to their tenor, and the due and punctual performance and observance of all of the covenants in the Notes and in this Agreement to be performed or observed by the Company are expressly

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                  assumed in writing by the acquiring corporation and the
                  acquiring corporation shall furnish to the holders of the Notes an opinion of counsel satisfactory to such holders to the effect that the instrument of assumption has been duly authorized, executed and delivered and constitutes the legal, valid and binding contract and agreement of such acquiring corporation enforceable in accordance with its terms, except as enforcement of such terms may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and by general equitable principles, and (iii) at the time of such sale or disposition and immediately after giving effect thereto, no Default or Event of Default would exist.

                  (b) The Company will not, and will not permit any Subsidiary to, sell, lease, transfer, abandon or otherwise dispose of assets (except assets sold in the ordinary course of business for fair market value and except as provided in Section 6.10(a)(3)); provided that the foregoing restrictions do not apply to:

                           (1) the sale, lease, transfer or other disposition of
                  assets of a Subsidiary to the Company or a Wholly-owned Subsidiary; or

                           (2) the sale of the Flagg Brass Division Assets; or

                           (3) the sale of assets for cash or other property to
                  a Person or Persons other than an Affiliate if all of the following conditions are met:

                                    (i) such assets (valued at net book value)
                           do not, together with all other assets of the Company and its Subsidiaries previously disposed of during the period from November 1, 1995 to and including the date of the sale of such assets (other than in the ordinary course of business), exceed 25% of Consolidated Total Assets determined as of the end of the immediately preceding fiscal year;

                                    (ii) in the opinion of the Company's Board
                           of Directors, the sale is for fair value and is in the best interests of the Company; and

                                    (iii) immediately after the consummation of
                           the transaction and after giving effect thereto, no Default or Event of Default would exist;

                  provided, however, that for purposes of the foregoing calculation, there shall not be included any assets the proceeds of which were or are applied within twelve months of the date of sale of such assets to either (A) the acquisition of, or Binding Commitment to acquire, fixed assets useful and intended to be used in the operation of the business of the Company and its Subsidiaries as described in Section 6.5 and having a fair market value (as determined in good faith by the Board of Directors of the Company) at least equal to that of the assets so disposed of or (B) the prepayment at any applicable prepayment premium, on a pro rata basis, of Senior Indebtedness of the Company. It is understood and

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                  agreed by the Company that any such proceeds paid and applied to the prepayment of the Notes as hereinabove provided shall be prepaid as and to the extent provided in Section 2.2.

                  Computations pursuant to this Section 6.10(b) shall include dispositions made pursuant to Section 6.10(c) and computations pursuant to Section 6.10(c) shall include dispositions made pursuant to this
         Section 6.10(b).

                  (c) The Company will not, and will not permit any Subsidiary to, sell, pledge or otherwise dispose of any shares of the stock (including as "stock" for the purposes of this Section 6.10(c) any options or warrants to purchase stock or other Securities exchangeable for or convertible into stock) of a Subsidiary (said stock, options, warrants and other Securities herein called "Subsidiary Stock") or any Indebtedness of any Subsidiary, nor will any Subsidiary issue, sell, pledge or otherwise dispose of any shares of its own Subsidiary Stock, provided that the foregoing restrictions do not apply to:

                  (1) the issue of directors' qualifying shares; or

                  (2) the issue of Subsidiary Stock to the Company; or

                  (3) the sale or other disposition at any one time to a Person (other than directly or indirectly to an Affiliate) of the entire investment of the Company and its other Subsidiaries in any Subsidiary if all of the following conditions are met:

                           (i) such assets (valued at net book value) of such
                  Subsidiary do not, together with all other assets of the Company and its Subsidiaries previously disposed of during the period from November 1, 1995 to and including the date of the sale of such assets (other than in the ordinary course of business), exceed 25% of Consolidated Total Assets determined as of the end of the immediately preceding fiscal year;

                           (ii) in the opinion of the Company's Board of
                  Directors, the sale is for fair value and is in the best interests of the Company;

                           (iii) immediately after the consummation of the
                  transaction and after giving effect thereto, such Subsidiary shall have no Indebtedness of or continuing investment in the capital stock of the Company or of any Subsidiary and any such Indebtedness or investment shall have been discharged or acquired, as the case may be, by the Company or a Subsidiary; and

                           (iv) immediately after the consummation of the
                  transaction and after giving effect thereto, no Default or Event of Default would exist;


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                  provided, however, that for purposes of the foregoing
                  calculation, there shall not be included any assets the proceeds of which were or are applied, within twelve months of the date of sale of such assets to either (A) the acquisition of, or Binding Commitment to acquire, fixed assets useful and intended to be used in the operation of the business of the Company and its Subsidiaries as described in Section 6.5 and having a fair market value (as determined in good faith by the Board of Directors of the Company) at least equal to that of the assets so disposed of or (B) the prepayment at any applicable prepayment premium, on a pro rata basis, of Senior Indebtedness of the Company. It is understood and agreed by the Company that any such proceeds paid and applied to the prepayment of the Notes as hereinabove provided shall be prepaid as and to the extent provided Section 2.2.

                  Computations pursuant to this Section 6.10(C) shall include dispositions made pursuant to Section 6.10(B) and computations pursuant to Section 6.10(B) shall include dispositions made pursuant to this
         Section 6.10(C).

                  Section 6.11. Additional Security, Collateral and Guaranties.
         (a) If at any time, pursuant to the terms and conditions of the Credit Agreement, the Company or any existing or newly acquired or formed Subsidiary shall pledge, grant, assign or convey to the Bank Lenders, or any one or more of them, any security or collateral of any kind, then the Company or such Subsidiary shall grant to the holders of the Notes the same security or collateral so that the holders of the Notes shall at all times be secured on an equal and pro rata basis with the Bank Lenders, and the Company shall deliver, or shall cause to be delivered, to the holders of the Notes (i) all such certificates, resolutions, legal opinions and other related items in substantially the same forms as those delivered to and accepted by the Bank Lenders and (ii) all such amendments to this Agreement as may reasonably be deemed necessary by the holders of the Notes in order to reflect the existence of such additional security or collateral.

                  (b) If at any time, pursuant to the terms and conditions of the Credit Agreement, any existing or newly acquired or formed Subsidiary grants to any one or more of the Bank Lenders a guarantee of obligations owing to such Bank Lender (whether pursuant to the Credit Agreement or otherwise), the Company shall cause such Subsidiary to execute and deliver to the holders of the Notes a Guaranty in substantially the same form as the Guaranty delivered to the Bank Lenders, or any one or more of them, and the Company shall deliver, or shall cause to be delivered, to the holders of the Notes (i) all such certificates, resolutions, legal opinions and other related items in substantially the same forms as those delivered to and accepted by the Bank Lenders and (ii) all such amendments to this Agreement as may reasonably be deemed necessary by the holders of the Notes in order to reflect the existence of such Guaranty of the Notes.

                  Section 6.12. Repurchase of Notes. Except as provided in
         Section 2.2 or 2.3, neither the Company nor any Subsidiary or Affiliate, directly or indirectly, may repurchase or make any offer to repurchase any Notes.

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



                  Section 6.13. Intentionally omitted."

         Section 1.2. The reference to "Sections 6.11 or 6.12" contained in
Section 6.1 of the Note Agreement shall be and is hereby amended to read "Section 6.10."

         Section 1.3. The references to "Sections 6.6, 6.7, 6.8, 6.9 and 6.10" and "Sections 6.6, 6.7, 6.8, 6.10 and 6.11" appearing in Section 6.15(c) of the Note Agreement shall, in each case, be and are hereby amended to read "Sections
6.6 through 6.11".

         Section 1.4 The reference to "Section 6.9(a)" set forth in Section 6.19 shall be and is hereby amended to read "Section 6.9(a)(i)."

         Section 1.5. Subparagraph (j) of Section 7.1 of the Note Agreement shall be and is hereby amended by deleting the period at the end thereof and replacing it with a semicolon and by adding the word "or" thereafter.

         Section 1.6. The following shall be added as a new subparagraph (k) to
Section 7.1 of the Note Agreement:

                  "(k) Any Subsidiary Guaranty shall cease to be in full force and effect for any reason whatsoever, including, without limitation, a determination by any governmental body or court that such Subsidiary Guaranty is invalid, void or unenforceable or such Subsidiary shall contest or deny in writing the validity or enforceability of any of its obligations under the Subsidiary Guaranty."

         Section 1.7. The following shall be added as new definitions in alphabetical order to Section 5.1 of the Note Agreement:

                  "'ACT' shall mean Amcast Casting Technologies, Inc., an Indiana corporation and Subsidiary of the Company."

                  "'Bank Lenders' shall mean Keybank National Association and each other bank or financial institution which is now, or hereafter becomes, a lender under the Credit Agreement."

                  "'Binding Commitment' shall mean, with respect to the acquisition of assets to be used in the operation of the business of the Company and its Subsidiaries as described in Section 6.5, a binding agreement, in writing, between the Company and the seller of such assets pursuant to which the Company agrees to purchase such assets for a specified price and on a specified date, which date shall not be more than 60 days following the date such agreement is entered into."

                  "'Business Day' shall mean any day other than a Saturday, Sunday or other day on which banks in Dayton, Ohio or Chicago, Illinois are required by law to close or are customarily closed."

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                  "'Capitalized Lease' shall mean any lease the obligation for
         Rentals with respect to which is required to be capitalized on a consolidated balance sheet of the lessee and its subsidiaries in accordance with GAAP."

                  "'Capitalized Rentals' of any Person shall mean as of the date of any determination thereof the amount at which the aggregate Rentals due and to become due under all Capitalized Leases under which such Person is a lessee would be reflected as a liability on a consolidated balance sheet (or the statements of financial condition) of such Person."

                  "'Consolidated Indebtedness' shall mean all Indebtedness of the Company and its Subsidiaries, determined on a consolidated basis eliminating intercompany items."

                  "'Consolidated Net Worth' shall mean, as of the date of any determination thereof the amount of the capital stock accounts (net of treasury stock, at cost) plus (or minus in the case of a deficit) the surplus in retained earnings of the Company and its Subsidiaries as determined in accordance with GAAP."

                  "'Consolidated Priority Indebtedness' shall mean the sum of
         (a) Indebtedness of the Company secured by any Lien other than Liens permitted by Sections 6.9(a)(1) through (8), plus (b) all Indebtedness of the Company's Subsidiaries, provided that, for so long as the cumulative investment of the Company and any of its Subsidiaries in ACT and CTC, measured from the date of acquisition of ACT to the date of any determination hereunder, does not exceed the sum of (i) $25,000,000 plus (ii) an amount equal to investments made by the Company in ACT and CTC after February 1, 1998 which increase the Company's or ACT's ownership interest in CTC above 60%, the Company shall be permitted to exclude from Consolidated Priority Indebtedness an amount equal to the lesser of (y) $15,000,000 or (z) 60% of the Indebtedness outstanding under the CTC Revolving Credit Agreement."

                  "'Consolidated Total Assets' shall mean as of the date of any determination thereof, total assets of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP."

                  "'Credit Agreement' shall mean that certain Credit Agreement dated as of August 14, 1997, by and among the Company, the banking institutions named therein and Keybank National Association, as Agent."

                  "'CTC' shall mean Casting Technologies Company, an Indiana general partnership, the general partners of which are ACT and Izumi Industries, Inc., a Delaware corporation."

                  "'CTC Revolving Credit Agreement' shall mean that certain Revolving Credit Agreement dated July, 1995, by and between CTC, as borrower, and NBD Bank and Asahi Bank, as lenders, as amended, modified or supplemented from time to time."

                  "'ERISA' shall mean the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA shall be construed to also refer to any successor sections."

                  "'ERISA Affiliate' shall mean any corporation, trade or business that is, along with the Company, a member of a controlled group of corporations or a controlled group of trades or businesses, as described in section 414(b) and 414(c), respectively, of the Code or
         Section 4001 of ERISA."

                  "'Flagg Brass Division Assets' shall mean the assets of the Company used to manufacture brass pipe fittings in the operation of the Stanley G. Flagg Division of the Company located in Stowe, Pennsylvania, which Division is identified in Item 2 of the Company's August 31, 1994 Form 10-K as a discontinued operation."

                  "'GAAP' shall mean generally accepted accounting principles at the time."

                  "'Guaranties' by any Person shall mean all obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing, or in effect guaranteeing, any Indebtedness, dividend or other obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, all obligations incurred through an agreement, contingent or otherwise, by such Person:
         (a) to purchase such Indebtedness or obligation or any property or assets constituting security therefor, (b) to advance or supply funds
         (1) for the purchase or payment of such Indebtedness or obligation, or
         (2) to maintain working capital or any balance sheet or income statement condition or otherwise to advance or make available funds for the purchase or payment of such Indebtedness or obligation, (c) to lease property or to purchase Securities or other property or services primarily for the purpose of assuring the owner of such Indebtedness or obligation of the ability of the primary obligor to make payment of the Indebtedness or obligation, or (d) otherwise to assure the owner of the Indebtedness or obligation of the primary obligor against loss in respect thereof. For the purposes of all computations made under this Agreement, a Guaranty in respect of any Indebtedness for borrowed money shall be deemed to be Indebtedness equal to the principal amount of such Indebtedness for borrowed money which has been guaranteed, and a Guaranty in respect of any other obligation or liability or any dividend shall be deemed to be Indebtedness equal to the maximum aggregate amount of such obligation, liability or dividend."

                  "'Indebtedness' of any Person shall mean and include all (a) obligations of such Person for borrowed money or which have been incurred in connection with the acquisition of property or assets, (b) obligations secured by any Lien upon property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such obligations, (c) obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, notwithstanding the fact that the rights and remedies of the seller, lender or lessor under such agreement in the event of default are limited to repossession or sale of property, (d) Capitalized Rentals, (e) Guaranties of obligations of others of the character referred to in this definition and (f) obligations of such Person in respect of mandatorily redeemable Preferred Stock. Indebtedness of the Company and its Subsidiaries shall be determined on a consolidated basis after eliminating intercompany items. In no event shall Indebtedness include
         (i) Unfunded Pension Liability of the Plans of the Company and its Subsidiaries which amount, as of August 31, 1995, is reflected on
         Schedule II hereto and (ii) letters of credit given to secure statutory worker's compensation bonds."

                  "'Lien' shall mean any interest in property securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on the common law, statute or contract, and including but not limited to the security interest lien arising from a mortgage, encumbrance, pledge, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. The term "Lien" shall include reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances (including, with respect to stock, stockholder agreements, voting trust agreements, buy-back agreements and all similar arrangements) affecting property. For the purposes of this Agreement, the Company or a Subsidiary shall be deemed to be the owner of any property which it has acquired or holds subject to a conditional sale agreement, Capitalized Lease or other arrangement pursuant to which title to the property has been retained by or vested in some other Person for security purposes and such retention or vesting shall constitute a Lien."

                  "'Plan' shall mean a "pension plan," as such term is defined in ERISA, established or maintained by the Company or any ERISA Affiliate or as to which the Company or any ERISA Affiliate contributed or is a member or otherwise may have any liability."

                  "'Preferred Stock' shall mean, in respect of any corporation, shares of the capital stock of such corporation that are entitled to preference or priority over any other shares of the capital stock of such corporation in respect of payment of dividends or distribution of assets upon liquidation."

                  "'Rentals' shall mean and include as of the date of any determination thereof all fixed payments (including as such all payments which the lessee is obligated to make to the lessor on termination of the lease or surrender of the property) payable by the Company or a Subsidiary, as lessee or sublessee under a lease of real or personal property, but shall be exclusive of any amounts required to be paid by the Company or a Subsidiary (whether or not designated as rents or additional rents) on account of maintenance, repairs, insurance, taxes and similar charges. Fixed rents under any so-called "percentage leases" shall be computed solely on the basis of the minimum rents, if any, required to be paid by the lessee regardless of sales volume or gross revenues."

                  "'Requisite Holders' shall mean the holders of at least 66-2/3% in aggregate principal amount of outstanding Notes."

                  "'Senior Indebtedness' shall mean and include the Notes and all other outstanding Indebtedness of the Company which is not expressed to be junior or subordinate to any other Indebtedness of the Company."

                  "'Subsidiary Guaranty' shall mean those certain Guaranties of Payment of Debt, each dated as of August 15, 1997, executed and delivered by AS International, Inc., Elkhart Products Corporation, Wheeltek Inc. and Amcast Investment Services Corporation in favor of the holders of the Notes and each additional Guaranty of any Subsidiary executed and delivered pursuant to the requirements of Section 6.11(b) or otherwise."

                  "'Unfunded Pension Liability' of any Plan means the amount, if any, by which the actuarial present value of the accumulated plan benefits under the Plan as of the close of its most recent plan year, determined in accordance with statement of Financial Accounting Standards No. 35, based upon the actuarial assumptions used by the Plan's actuary in the most recent annual valuation of the Plan, exceeds the fair market value of the assets allocable thereto, determined in accordance with Section 412 of the Code."

         Section 1.8. The definitions of the terms Capitalized Lease, Capitalized Rentals, Consolidated Adjusted Assets, Consolidated Adjusted Net Worth, Consolidated Current Assets, Consolidated Current Liabilities, Consolidated Net Earnings, Guaranties, Joint Venture and Maintenance Agreement, as such definitions appear in the Note Agreement immediately prior to the effectiveness of this Agreement, shall be deleted in their entirety.

         Section 1.9. The Note Agreement shall be and is hereby amended by adding a new Annex IV in the form attached to this Agreements as Exhibit A.

SECTION 2.        LIMITED WAIVER.

         Section 2.1. By execution of this Agreement, the Noteholder hereby waives any Default or Event of Default under Section 6.8 of the Note Agreement (after giving effect to the amendments provided for in Section 1 of this Agreement) caused solely by the existence of Consolidated Priority Indebtedness consisting of Indebtedness of Speedline S.p.A. existing at the time Speedline S.p.A. was acquired by the Company. The waiver provided for in this Section 2 shall be effective from the date hereof through and including December 31, 1997, at which time such waiver shall terminate.

SECTION 3.        REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

         Section 3.1. To induce the Noteholder to execute and deliver this Agreement, the Company represents and warrants (which representations shall survive the execution and delivery of this Agreement) to the Noteholder that:

                  (a) this Agreement has been duly authorized, executed and delivered by it and this Agreement constitutes the legal, valid and binding obligation, contract and agreement of the Company enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors' rights generally;

                  (b) the Note Agreement, as amended by this Agreement, constitutes the legal, valid and binding obligation, contract and agreement of the Company enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws or equitable principles relating to or limiting creditors' rights generally;

                  (c) the execution, delivery and performance by the Company of this Agreement (i) has been duly authorized by all requisite corporate action and, if required, shareholder action, (ii) does not require the consent or approval of any governmental or regulatory body or agency, and (iii) will not (A) violate (1) any provision of law, statute, rule or regulation or its certificate of incorporation or bylaws, (2) any order of any court or any rule, regulation or order of any other agency or government binding upon it, or (3) any provision of any material indenture, agreement or other instrument to which it is a party or by which its properties or assets are or may be bound, including, without limitation, the Credit Agreement, or (B) result in a breach or constitute (alone or with due notice or lapse of time or both) a default under any indenture, agreement or other instrument referred to in clause (iii)(A)(3) of this Section 3.1(C), other than any violation, breach or default which individually or in the aggregate could not reasonably be expected to have a material adverse effect; and

                  (d) as of the date hereof and after giving effect to this Agreement, no Default or Event of Default has occurred which is continuing.

SECTION 4.        CONDITIONS TO EFFECTIVENESS OF THIS AGREEMENT.

         Section 4.1. This Agreement shall not become effective until, and shall become effective when, each and every one of the following conditions shall have been satisfied:

                  (a) executed counterparts of this Agreement, duly executed by the Company and the Noteholder, shall have been delivered to the Noteholder;

                  (b) copies of the final executed form of the Credit Agreement among the Company, the Banks and the Agent, shall have been delivered to the Noteholder together with copies of each of the Guaranties delivered by the Subsidiaries in connection therewith, which Credit Agreement and Guaranties shall be in form and substance satisfactory to the Noteholder; and

                  (c) the representations and warranties of the Company set forth in Section 3 hereof are true and correct on and with respect to the date hereof and a certificate of a Responsible Officer certifying the same shall have been delivered to the Noteholder.

Upon receipt of all of the foregoing, this Agreement shall become effective. Delivery of this Agreement to the Company, duly executed by the Noteholder, shall acknowledge satisfaction of the foregoing conditions.

SECTION 5. PAYMENT OF NOTEHOLDER'S COUNSEL FEES AND EXPENSES.

         Section 5.1. The Company agrees to pay upon demand, the reasonable fees and expenses of Chapman and Cutler, counsel to the Noteholder, in connection with the negotiation, preparation, approval, execution and delivery of this Agreement.

SECTION 6. MISCELLANEOUS.

         Section 6.1. This Agreement shall be construed in connection with and as part of the Note Agreement, and except as modified and expressly amended by this Agreement, all terms, conditions and covenants contained in the Note Agreement and the Notes are hereby ratified and shall be and remain in full force and effect.

         Section 6.2. Any and all notices, requests, certificates and other instruments executed and delivered after the execution and delivery of this Agreement may refer to the Note Agreement without making specific reference to this Agreement but nevertheless all such references shall include this Agreement unless the context otherwise requires.

         Section 6.3. The descriptive headings of the various Sections or parts of this Agreement are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

         Section 6.4. This Agreement shall be governed by and construed in accordance with Ohio law.

         Section 6.5. The execution hereof by you shall constitute a contract between us for the uses and purposes hereinabove set forth, and this Agreement may be executed in any number of counterparts, each executed counterpart constituting an original, but all together only one agreement.

                                       AMCAST INDUSTRIAL CORPORATION

                                       By:   /s/ John H. Shuey
                                            ----------------------------------
                                            Its Chairman, President and
                                            Chief Executive Officer






FOURTH AMENDMENT AND LIMITED WAIVER
  (1989 NOTE AGREEMENT)

Accepted and agreed to as of the date first written above:

                                       PRINCIPAL MUTUAL LIFE INSURANCE
                                             COMPANY

                                       By:  /s/ Sarah J. Pitts
                                            ----------------------------------
                                            Sarah J. Pitts
                                            Its Counsel

                                       By:  /s/ Daniel J. Garrett
                                            ----------------------------------
                                            Daniel J. Garrett
                                            Its Assistant Director
                                                Securities Investment



Fourth Amendment